EXECUTION VERSION


                            HAMPSHIRE GROUP, LIMITED
                             1924 Pearman Dairy Road
                         Anderson, South Carolina 29625


                                                                 October 8, 2007

                                  CONFIDENTIAL
                                  ------------

Michael S. Culang
c/o Hampshire Group, Limited
1924 Pearman Dairy Road
Anderson, South Carolina 29625

Dear Mr. Culang:

          This letter will confirm our mutual understanding with respect to your continuing role as the Interim President and Chief Executive Officer of Hampshire Group, Limited (the "Company") during the Company's fiscal year ending December 31, 2007 (the "2007 Fiscal Year"). Except as expressly specified herein, this letter is not intended to amend that certain employment agreement between you and Hampshire Designers, Inc., dated as of July 1, 2005 (the "Employment Agreement") or the letter agreement between you and the Company, dated March 28, 2007 (the "Change in Control Letter"), which Employment Agreement and Change in Control Letter shall remain in effect in accordance with its terms.

1.   2007 Compensation
     -----------------

          (i) Base Salary. In lieu of the base salary payable pursuant to
Section 2 of the Employment Agreement, you shall receive a base salary of Eight Hundred Thousand Dollars ($800,000) per annum for the 2007 Fiscal Year, payable in accordance with the Company's normal payroll practices. The base salary shall be retroactively applied from January 1, 2007.

          (ii) Annual Bonus. In lieu of the annual bonus set forth in Section 3 of the Employment Agreement and subject to your continued employment with the Company through December 31, 2007 (other than as set forth in paragraph 1(iv) below), you shall be entitled to receive a lump sum cash bonus (the "Annual Bonus") pursuant to the Company's Management Incentive Bonus Plan in an amount equal to six percent (6%) of the Company's after-tax corporate profits for the 2007 Fiscal Year (the "2007 Corporate Profits"), as set forth on the Company's audited financial statements for the 2007 Fiscal Year; provided that, notwithstanding anything herein to the contrary, for the purpose of calculating the amount of your Annual Bonus, in computing the 2007 Corporate Profits the following losses and expenses (in each case, including legal fees) shall be added back to the 2007 Corporate Profits before the amount of your Annual Bonus is determined: (a) any losses incurred by the Company during the 2007 Fiscal Year relating to David Brooks and/or Marisa Christina, (b) any fees and expenses incurred by the Company during the 2007 Fiscal Year in connection with the Audit Committee Investigation (as such term is defined in the Form 10-K filed with the Securities and Exchange Commission ("SEC") on September 14, 2007), restatement of financial statements, the investigation by the SEC and the U.S. Attorney's Office, and related matters, which is expected to be included within


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"Investigations, restatement, and related expenses" in the Company's 2007 consolidated statement of income (or such similar line item), and (c) any fees and expenses incurred by the Company during the 2007 Fiscal Year in connection with the Special Committee of the Board of Directors of the Company (the "Board"). Subject to the provisions of paragraph 2 below , the Annual Bonus shall be paid to you as soon as administratively practicable following the finalization of the Company's audited financial statements with respect to the 2007 Fiscal Year, but in no event later than March 15, 2008.

          (iii) Special Bonus. Subject to your continued employment with the Company through the earlier of (a) the termination of your employment in connection with a "Change in Control of the Company" (as such term is defined in the Change in Control Letter) and (b) December 31, 2007 (other than as set forth in paragraph 1(iv) below), you shall be entitled to receive a special bonus (the "Special Bonus") in an amount equal to five hundred thousand dollars ($500,000). The Special Bonus (plus interest at a rate equal to 5.32% per annum) shall be payable to you upon the earlier of (a) your "separation from service" (within the meaning ascribed to such term in Treas. Reg. ss.1.409A-1(h)(1)) from the Company and (b) the occurrence of a "Change in Control of the Company" (as such term is defined in the Change in Control Letter) provided that such occurrence also constitutes a "change in control" under Section 409A of the Internal Revenue Code of 1986 (the "Code"). Notwithstanding anything in the previous sentence to the contrary, if the payment is as a result of your separation from service and you are a "specified employee" (as defined in Section 409A(a)(2)(B) of the Code), all amounts payable pursuant to this paragraph 1(iii) shall be delayed until the earlier of (a) the date which is six months following your separation from service; provided that such separation from service is not a result of your death, and (b) your death. For the avoidance of doubt, the deferred amounts shall continue to accrue interest through the date of payment.

          (iv) Termination Without Cause, Death or Disability. Notwithstanding anything herein to the contrary, in the event that your employment is terminated by the Company without "Cause" (as defined below) or as a result of your death or permanent disability, in each case on or prior to December 31, 2007, you shall be entitled to receive an amount equal to the sum of (A) the Special Bonus and (B) the Annual Bonus, payable as soon as administratively practicable following such termination, but in no event later than March 15, 2008. For the avoidance of doubt, no amounts shall be deferred pursuant to paragraphs 1(iii) or 2(i) of this letter in the event that your employment is terminated by the Company without Cause or as a result of your death or permanent disability, in each case on or prior to December 31, 2007. Further, for the avoidance of doubt, the payment of any amounts referred to in this paragraph 1(iv) shall not constitute severance or similar termination payments or benefits for purposes of the Change in Control Letter. Notwithstanding anything in this paragraph 1(iv) to the contrary, if the payment is a result of your separation from service (within the meaning ascribed to such term in Treas. Reg. ss.1.409A-1(h)(1)) and you are a "specified employee" (as defined in Section 409A(a)(2)(B) of the Code), all amounts payable pursuant to this paragraph 1(iv) shall be delayed until the earlier of (a) the date which is six months following your separation from service; provided that such separation from service is not a result of your death, and (b) your death. For the avoidance of doubt, the amounts payable pursuant to this paragraph 1(iv) shall accrue interest (at a rate equal to 5.32% per annum) from the date of termination through the applicable payment date.


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               (a) For purposes of this letter only, "Cause" shall exist only if you (i) breach your fiduciary duty of loyalty owed to the Company or any of its subsidiaries (ii) are convicted of, or plead guilty or "no contest" to, a felony, (iii) commit willful misconduct involving acts of moral turpitude or that otherwise result in, or could reasonably be expected to result in, material injury to the Company or its subsidiaries, (iv) materially breach the terms of any agreement between you and the Company or any of its subsidiaries (including, but not limited to, the Employment Agreement, the Change in Control Agreement and this letter), (v) materially fail to follow a written instruction of the Board, or (vi) in carrying out your duties and responsibilities, are guilty of gross neglect or gross misconduct.

          (v) Taxes. All payments payable hereunder will be subject to reduction for all taxes that the Company is required to withhold by applicable Federal, state, local or other law.

2.   Deferred Compensation
     ---------------------

          (i) Deferrals. The Company shall defer any payments to you of your Annual Bonus pursuant to this letter that, when added to amounts previously paid to you during the 2007 Fiscal Year, would cause the aggregate amount of compensation paid to you for the 2007 Fiscal Year to exceed one million dollars ($1,000,000) (such amount to be determined on a pre-tax basis, the "Deferred Payments"). You shall be fully vested in the Deferred Payments upon the Company's deferral of such amounts. The Deferred Payments (plus interest at a rate equal to 5.32% per annum) shall be paid to you in cash within 10 days following your "separation from service" from the Company (as such phrase is defined in Treas. Reg. ss.1.409A-1(h)(1)), including upon your retirement from the Company. Notwithstanding anything in the previous sentence to the contrary, in the event that you are a "specified employee" (as defined in Section 409A(a)(2)(B) of the Code), all amounts payable pursuant to this paragraph 2 shall be delayed until the earlier of (i) the date which is six months following your separation from service; provided that such separation from service is not a result of your death, and (b) your death. For the avoidance of doubt, the Deferred Payments shall continue to accrue interest through the date of payment.

          (ii) Rabbi Trust. Notwithstanding anything herein to the contrary, all amounts deferred pursuant to paragraphs 1(iii) or 2(i) above shall be held for your benefit in a grantor trust within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Code (the "Rabbi Trust") which complies with the requirements of Internal Revenue Service Procedure 92-64 and
Section 409A of the Code. The Rabbi Trust shall be in form and substance reasonably satisfactory to you and to the Company. All payments of amounts deferred pursuant to paragraphs 1(iii) or 2(i) above shall be made by the trustee out of the funds deposited into the Rabbi Trust and, after such payment in full by the trustee, the Company shall have no additional obligations with respect to the payment of the deferred amounts.

          (iii) For the avoidance of doubt, the payment of any amounts deferred pursuant to paragraphs 1(iii) or 2(i) above shall not constitute severance or similar termination payments or benefits for purposes of the Change in Control Letter.


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3.   Miscellaneous
     -------------

          (i) This letter and any disputes arising in connection with your employment with the Company shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflict of law principles thereof.

          (ii) Your rights under this letter shall be no greater than the rights of a general, unsecured creditor of the Company and you shall not have any legal or equitable right, interest or claim in or to any property or asset of the Company or the Rabbi Trust. Your rights to payment pursuant to this letter shall not be transferred, assigned, anticipated or otherwise encumbered by you (except by will or by operation of the laws of intestate succession) and no amount payable hereunder shall be subject to seizure by any of your creditors by a proceeding at law or at equity, nor shall such amounts be transferable by operation of law in the event of your bankruptcy or insolvency.

                  [Signatures to appear on the following page.]


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


          Please confirm the above agreement between you and us by signing and returning to us a copy of this letter agreement.

                                   Sincerely,

                                   HAMPSHIRE GROUP, LIMITED


                                   By: /s/ Heath L. Golden
                                       -----------------------------------------
                                   Name:   Heath L. Golden
                                   Title:  Vice President, General Counsel and
                                           Secretary


                                   HAMPSHIRE DESIGNERS, INC.


                                   By: /s/ Heath L. Golden
                                       -----------------------------------------
                                   Name:   Heath L. Golden
                                   Title:  Secretary


Accepted and Agreed as of October 8, 2007:

MICHAEL S. CULANG


/s/ Michael S. Culang
----------------------------------
Michael S. Culang


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